Exhibit 99.1

PRESS RELEASE

Investor Relations:	Media:
New York: +1 (917) 663 2233	Lausanne: +41 (0)58 242 4500
Lausanne: +41 (0)58 242 4666

PHILIP MORRIS INTERNATIONAL INC. (PMI) REPORTS 2014 RESULTS;
PROVIDES 2015 EARNINGS PER SHARE FORECAST

2014 Full-Year

•	Reported diluted earnings per share of $4.76, down by $0.50 or 9.5% versus $5.26 in 2013

•	Excluding unfavorable currency of $0.80, reported diluted earnings per share up by $0.30 or 5.7% versus $5.26 in 2013 as detailed in the attached Schedule 17

•	Adjusted diluted earnings per share of $5.02, down by $0.38 or 7.0% versus $5.40 in 2013

•	Excluding unfavorable currency of $0.80, adjusted diluted earnings per share up by $0.42 or 7.8% versus $5.40 in 2013 as detailed in the attached Schedule 16

•	Cigarette shipment volume of 856.0 billion units, down by 2.8% excluding acquisitions

•	Reported net revenues, excluding excise taxes, of $29.8 billion, down by 4.6%

•	Excluding unfavorable currency and the impact of acquisitions, reported net revenues, excluding excise taxes, up by 2.0% as detailed in the attached Schedule 14

•	Reported operating companies income of $12.1 billion, down by 12.4%

•	Excluding unfavorable currency and the impact of acquisitions, reported operating companies income down by 1.6%

•	Adjusted operating companies income, reflecting the items detailed in the attached Schedule 15, of $12.6 billion, down by 10.5%

•	Excluding unfavorable currency and the impact of acquisitions, adjusted operating companies income was flat

•	Reported operating income of $11.7 billion, down by 13.4%

•	Increased the regular quarterly dividend by 6.4% to an annualized rate of $4.00 per common share

•	Repurchased 45.2 million shares of the company's common stock for $3.8 billion

2014 Fourth-Quarter

•	Reported diluted earnings per share of $1.03, down by $0.21 or 16.9% versus $1.24 in 2013

•	Excluding unfavorable currency of $0.28, reported diluted earnings per share up by $0.07 or 5.6% versus $1.24 in 2013 as detailed in the attached Schedule 13

•	Adjusted diluted earnings per share of $1.03, down by $0.34 or 24.8% versus $1.37 in 2013

•	Excluding unfavorable currency of $0.28, adjusted diluted earnings per share down by $0.06 or 4.4% versus $1.37 in 2013 as detailed in the attached Schedule 12

•	Cigarette shipment volume of 214.9 billion units, down by 3.8% excluding acquisitions

•	Reported net revenues, excluding excise taxes, of $7.2 billion, down by 7.6%

•	Excluding unfavorable currency and the impact of acquisitions, reported net revenues, excluding excise taxes, up by 1.1% as detailed in the attached Schedule 10

•	Reported operating companies income of $2.6 billion, down by 18.9%

•	Excluding unfavorable currency and the impact of acquisitions, reported operating companies income down by 3.3%

•	Adjusted operating companies income, reflecting the items detailed in the attached Schedule 11, of $2.7 billion, down by 24.9%

•	Excluding unfavorable currency and the impact of acquisitions, adjusted operating companies income down by 10.6%

•	Reported operating income of $2.5 billion, down by 20.6%

•	Repurchased 9.3 million shares of the company's common stock for $800 million

2015

•
Forecasts 2015 full-year reported diluted earnings per share to be in a range of $4.27 to $4.37, at prevailing exchange rates, versus $4.76 in 2014. Excluding an unfavorable currency impact, at prevailing exchange rates, of approximately $1.15 for the full-year 2015, the reported diluted earnings per share range represents a projected increase of 8% to 10% versus adjusted diluted earnings per share of $5.02 in 2014 as detailed in the attached Schedule 16

•
This forecast includes incremental spending versus 2014 for the deployment of PMI's Reduced-Risk Product, iQOS. The spending, which is skewed towards the second half of the year, will support plans for national expansion in Japan and Italy, as well as pilot or national launches in additional markets, later in 2015

•	This forecast does not include any share repurchases in 2015. The company will revisit the potential for repurchases as the year unfolds, depending on the currency environment

•
This forecast excludes the impact of any future acquisitions, unanticipated asset impairment and exit cost charges, future changes in currency exchange rates and any unusual events. Factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to these projections

NEW YORK, February 5, 2015 -- Philip Morris International Inc. (NYSE / Euronext Paris: PM) today announced its 2014 full-year and fourth-quarter results.
“We delivered a solid currency-neutral performance in 2014, reflecting robust pricing, strong market share gains, notably in the EU Region, and very substantial progress in addressing the specific market challenges that we outlined at the beginning of the year. We successfully executed on our key strategic initiatives, including the pilot launches of our Reduced-Risk Product, iQOS, the roll-out of the Marlboro 2.0 Architecture and the optimization of our manufacturing footprint," said André Calantzopoulos, Chief Executive Officer.
“Despite a historically high adverse currency headwind, we enter 2015 with strong business momentum that underpins our target annual growth rates, excluding currency and acquisitions, of 4% to 6% for net revenues, 6% to 8% for adjusted operating companies income and 8% to 10% for adjusted diluted earnings per share."
"We remain steadfast in our aim to return around 100% of our free cash flow to our shareholders. However, given the recent extreme currency volatility, we are focused on managing our cash flow prudently and on maintaining our financial flexibility for business development opportunities. Consequently, our full-year guidance does not currently envisage any share repurchases in 2015, although we will revisit the potential for such purchases as the year unfolds depending on the currency environment.”

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Conference Call
A conference call, hosted by André Calantzopoulos, Chief Executive Officer, and Jacek Olczak, Chief Financial Officer, with members of the investor community and news media, will be webcast at 1:00 p.m., Eastern Time, on February 5, 2015. Access is available at www.pmi.com/webcasts.
The audio webcast may also be accessed on iOS or Android devices by downloading PMI’s free Investor Relations Mobile Application at www.pmi.com/irapp.

Dividends and Share Repurchase Program
PMI increased its regular quarterly dividend during 2014 to $1.00, up by 6.4% from $0.94, which represents an annualized rate of $4.00 per common share. Since its spin-off in March 2008, PMI has increased its regular quarterly dividend by 117.4% from the initial annualized rate of $1.84 per common share.
During the fourth quarter, PMI spent $800 million to repurchase 9.3 million shares. For the full-year 2014, PMI spent $3.8 billion to repurchase 45.2 million shares. Under the current $18 billion share repurchase program, PMI has spent $12.7 billion to repurchase 144.6 million shares, as shown in the table below.

Current $18 Billion, Three-Year Program
	Value	Shares
	($ Mio.)	000

August - December 2012	$2,853	32,206
January - December 2013	6,000	67,231
January - March 2014	1,250	15,409
April - June 2014	1,000	11,610
July - September 2014	750	8,872
October - December 2014	800	9,315
Total Under Program	$12,653	144,643

Since May 2008, when PMI began its first share repurchase program, the company has spent an aggregate of $37.7 billion to repurchase 601.4 million shares, or 28.5% of the shares outstanding at the time of the spin-off in March 2008, at an average price of $62.61 per share.

Global Manufacturing Footprint Restructuring

In 2014, as part of the company's ongoing efforts to enhance the cost efficiency of its global manufacturing operations, PMI:

Ceased cigarette production in Australia, incurring an after-tax charge of $0.01 per share for asset impairment and exit costs;
Discontinued cigarette production at its factory located in Bergen op Zoom, the Netherlands.  As a result, PMI incurred a full-year pre-tax charge of $489 million, or an after-tax charge of $0.24 per share, reflecting $350 million primarily related to employee separation costs and $139 million related to asset impairment costs; and
Closed a leaf processing facility in Brampton, Canada and adopted, on November 5, 2014, a new leaf-buying model in the United States, effective April 1, 2015, under which the company will transition from directly purchasing tobacco through contracts with U.S. growers to purchasing through two suppliers, Alliance One

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International Inc. and Universal Corporation. As a result of these two leaf initiatives, PMI incurred a combined after-tax charge of $0.01 per share for asset impairment and exit costs.

Business Development
On June 26, 2014, the company announced its acquisition of 100% of Nicocigs Limited (“Nicocigs”), a leading U.K.-based e-vapor company whose principal brand is Nicolites. The transaction was not subject to regulatory approval and is not material to PMI’s 2014 consolidated financial position, results of operations or cash flow.
The acquisition is complementary to PMI's previously announced agreement for the license and distribution of Altria Group, Inc.’s e-vapor products. In addition, it provides PMI with immediate access to, and a significant presence in, the growing e-vapor category in the U.K. market.

Productivity and Cost Savings Program
In 2014, PMI exceeded its one-year gross productivity and cost savings target of $300 million.
In 2015, PMI's productivity and cost savings initiatives will include, but are not limited to, the continued enhancement of production processes, the harmonization of tobacco blends, the streamlining of product specifications and number of brand variants, supply chain improvements and overall spending efficiency across the company. PMI anticipates that these initiatives, combined with savings associated with the manufacturing footprint restructuring implemented in 2014, notably in Australia and the Netherlands, should result in a total company cost base increase, excluding RRPs and currency, of approximately 1%.

2014 FULL-YEAR AND FOURTH-QUARTER CONSOLIDATED RESULTS

In this press release, “PMI” refers to Philip Morris International Inc. and its subsidiaries. References to total international cigarette market, defined as worldwide cigarette volume excluding the United States, total cigarette market, total market and market shares are PMI estimates based on the latest available data from a number of internal and external sources and may, in defined instances, exclude the People's Republic of China and/or PMI's duty-free business. North Africa is defined as Algeria, Egypt, Libya, Morocco and Tunisia. The term “net revenues” refers to operating revenues from the sale of our products, excluding excise taxes and net of sales and promotion incentives. Operating companies income, or “OCI,” is defined as operating income, excluding general corporate expenses and the amortization of intangibles, plus equity (income)/loss in unconsolidated subsidiaries, net. PMI's management evaluates business segment performance and allocates resources based on OCI. “Adjusted EBITDA” is defined as earnings before interest, taxes, depreciation and amortization, excluding asset impairment and exit costs, discrete tax items and unusual items. Management also reviews OCI, OCI margins and earnings per share, or “EPS,” on an adjusted basis (which may exclude the impact of currency and other items such as acquisitions, asset impairment and exit costs, discrete tax items and unusual items), as well as free cash flow, defined as net cash provided by operating activities less capital expenditures, and net debt. PMI believes it is appropriate to disclose these measures as they improve comparability and help investors analyze business performance and trends. Non-GAAP measures used in this release should be neither considered in isolation nor as a substitute for the financial measures prepared in accordance with U.S. GAAP. Comparisons are to the same prior-year period unless otherwise stated. For a reconciliation of non-GAAP measures to corresponding GAAP measures, see the relevant schedules provided with this press release. In 2013, PMI concluded a number of business development initiatives and agreements that were not accounted for as acquisitions; thus, non-GAAP financial measures for 2013 that exclude acquisitions do not exclude the impact of said initiatives and agreements. Reduced-Risk Products (“RRPs”) is the term the company uses to refer to products with the potential to reduce individual risk and population harm in comparison to smoking combustible cigarettes. PMI’s RRPs are in various stages of development, and we are conducting extensive and rigorous scientific studies to determine whether we can support claims for such products of reduced exposure to harmful and potentially harmful constituents in smoke, and ultimately claims of reduced disease risk, when compared to smoking combustible cigarettes. Before making any such claims, we will need to evaluate rigorously the full set of data from the relevant scientific studies to determine whether they substantiate reduced exposure or risk. Any such claims may also be subject to government review and approval, as is the case in the United States today. Trademarks and service marks in this press release that are the registered property of, or licensed by, the subsidiaries of PMI, are italicized.

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NET REVENUES

PMI Net Revenues ($ Millions)
	Fourth-Quarter				Full-Year
				Excl.				Excl.
	2014	2013	Change	Curr.	2014	2013	Change	Curr.
European Union	$2,076	$2,139	(2.9)%	2.7%	$8,839	$8,596	2.8%	1.4%
Eastern Europe, Middle East & Africa	2,196	2,257	(2.7)%	9.9%	8,922	8,766	1.8%	10.5%
Asia	2,003	2,476	(19.1)%	(12.6)%	8,728	10,501	(16.9)%	(7.2)%
Latin America & Canada	922	917	0.5%	13.1%	3,278	3,354	(2.3)%	10.6%
Total PMI	$7,197	$7,789	(7.6)%	1.1%	$29,767	$31,217	(4.6)%	2.1%

2014 Full-Year
Net revenues of $29.8 billion were down by 4.6%, including unfavorable currency of $2.1 billion. Net revenues increased by 2.1%, excluding currency, or by 2.0%, excluding currency and acquisitions, driven by favorable pricing of $1.9 billion across all Regions, led by: Argentina, Australia, Canada, Egypt, reflecting the impact of the change to PMI's new business structure announced on January 29, 2014, Germany, Indonesia, Russia and Ukraine, partially offset by Italy, reflecting the adverse annualized impact of the October 2013 VAT increase and the price repositioning of Chesterfield, and the Philippines, mainly reflecting the partial absorption of the January 2014 excise tax increase in response to competitive dynamics. The favorable pricing was partially offset by unfavorable volume/mix of $1.3 billion, mainly reflecting: lower volume/mix in Australia, resulting from a lower total market following the impact of tax-driven price increases in 2014, and lower market share, primarily due to the unfavorable impact of current competitive dynamics; lower volume/mix in Indonesia, mainly reflecting lower share; and lower volume and market share in Japan resulting from a lower total market following the consumption tax-driven price increases of April 1, 2014, as well as the unfavorable impact of an adjustment in distributor inventories.

2014 Fourth-Quarter
Net revenues of $7.2 billion were down by 7.6%, including unfavorable currency of $681 million. Net revenues increased by 1.1%, excluding currency, or by the same percentage excluding currency and acquisitions, driven by favorable pricing of $512 million across all Regions, led by: Argentina, Egypt, reflecting the impact of the change to PMI's new business structure announced on January 29, 2014, Indonesia and Russia, partially offset by the Philippines, mainly reflecting the partial absorption of the January 2014 excise tax increase in response to competitive dynamics. The favorable pricing was partially offset by unfavorable volume/mix of $430 million, predominantly due to: lower volume/mix in Australia, resulting from a lower total market following the impact of tax-driven price increases in 2014, and lower market share, primarily due to the unfavorable impact of current competitive dynamics; and lower volume in Japan resulting from a lower total market following the consumption tax-driven price increases of April 1, 2014, as well as the unfavorable impact of an adjustment in distributor inventories.

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OPERATING COMPANIES INCOME

PMI Operating Companies Income ($ Millions)
	Fourth-Quarter				Full-Year
				Excl.				Excl.
	2014	2013	Change	Curr.	2014	2013	Change	Curr.
European Union	$852	$1,011	(15.7)%	(7.8)%	$3,727	$4,238	(12.1)%	(12.9)%
Eastern Europe, Middle East & Africa	903	811	11.3%	41.3%	4,121	3,779	9.1%	25.2%
Asia	573	1,055	(45.7)%	(35.1)%	3,187	4,622	(31.0)%	(16.9)%
Latin America & Canada	296	358	(17.3)%	(0.8)%	1,030	1,134	(9.2)%	12.3%
Total PMI	$2,624	$3,235	(18.9)%	(3.6)%	$12,065	$13,773	(12.4)%	(1.7)%

2014 Full-Year
Reported operating companies income of $12.1 billion was down by 12.4%, including unfavorable currency of $1.5 billion. Excluding currency, operating companies income decreased by 1.7%, or by 1.6% excluding currency and acquisitions, primarily due to unfavorable volume/mix of $1.1 billion; higher manufacturing costs in Egypt, mainly due to the impact of the change to PMI's new business structure; higher distribution and manufacturing costs, and marketing investment, in Indonesia; investments related to the launch and commercialization of the company's Reduced-Risk Product, iQOS; and costs related to the factory closures in Australia and the Netherlands. The decline in operating companies income, excluding currency and acquisitions, was partly offset by favorable pricing.
Adjusted operating companies income decreased by 10.5% as shown in the table below and detailed in Schedule 15. Adjusted operating companies income, excluding unfavorable currency, decreased by 0.1% and was flat excluding currency and acquisitions. Adjusted operating companies income margin, excluding currency and acquisitions, decreased by 0.9 points to 44.2%, as detailed in Schedule 15.

2014 Fourth-Quarter
Reported operating companies income of $2.6 billion was down by 18.9%, including unfavorable currency of $494 million. Excluding currency, operating companies income decreased by 3.6%, or by 3.3% excluding currency and acquisitions, primarily due to unfavorable volume/mix of $414 million; higher manufacturing costs in Egypt, mainly due to the impact of the change to PMI's new business structure; higher manufacturing costs and marketing investment in Indonesia; investments related to the launch and commercialization of the company's Reduced-Risk Product, iQOS; and ongoing costs related to the factory closures in Australia and the Netherlands. The decline in operating companies income, excluding currency and acquisitions, was partly offset by favorable pricing.
Adjusted operating companies income decreased by 24.9% as shown in the table below and detailed in Schedule 11. Adjusted operating companies income, excluding unfavorable currency, decreased by 10.9% or by 10.6% excluding currency and the impact of acquisitions. Adjusted operating companies income margin, excluding currency and acquisitions, decreased by 5.3 points to 40.1%, as detailed in Schedule 11.

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PMI Operating Companies Income ($ Millions)

	Fourth-Quarter				Full-Year
				Excl.				Excl.
	2014	2013	Change	Curr.	2014	2013	Change	Curr.
Reported OCI	$2,624	$3,235	(18.9)%	(3.6)%	$12,065	$13,773	(12.4)%	(1.7)%
Asset impairment & exit costs	(32)	(301)			(535)	(309)
Adjusted OCI	$2,656	$3,536	(24.9)%	(10.9)%	$12,600	$14,082	(10.5)%	(0.1)%
Adjusted OCI Margin*	36.9%	45.4%	(8.5)	(5.4)	42.3%	45.1%	(2.8)	(0.9)
*Margins are calculated as adjusted OCI, divided by net revenues, excluding excise taxes.

SHIPMENT VOLUME & MARKET SHARE

PMI Cigarette Shipment Volume (Million Units)

	Fourth-Quarter			Full-Year
	2014	2013	Change	2014	2013	Change
European Union	44,370	44,437	(0.2)%	185,197	185,096	0.1%
Eastern Europe, Middle East & Africa	74,495	76,428	(2.5)%	287,923	296,462	(2.9)%
Asia	69,322	74,821	(7.3)%	288,128	301,324	(4.4)%
Latin America & Canada	26,705	27,513	(2.9)%	94,706	97,287	(2.7)%
Total PMI	214,892	223,199	(3.7)%	855,954	880,169	(2.8)%

2014 Full-Year
PMI's cigarette shipment volume of 856.0 billion units decreased by 2.8% excluding acquisitions, or 24.3 billion units, due primarily to: EEMA, principally Kazakhstan, Russia and Ukraine, partially offset by Algeria and Turkey; Asia, predominantly Japan, reflecting a lower total market, lower market share and the unfavorable impact of an adjustment in distributor inventories, as well as Australia, Indonesia and Pakistan; and Latin America & Canada, principally Canada and Mexico. The overall decline was partially offset by the positive impact of market share growth in the EU, EEMA and Latin America & Canada Regions. PMI's cigarette shipment volume in the EU was slightly positive.
Total cigarette shipments of Marlboro of 283.0 billion units decreased by 2.8%, due primarily to declines in: the EU, notably France, Italy and Poland, partly offset by the Czech Republic and Spain; EEMA, notably Egypt, Russia and Ukraine, partly offset by Algeria and Saudi Arabia; Asia, due almost entirely to Japan, partly offset by the Philippines; and Latin America & Canada, due predominantly to Mexico. The overall decline was partially offset by the positive impact of market share growth in the EU and EEMA Regions. Market share of Marlboro in Asia and Latin America & Canada was flat.
Total cigarette shipments of Parliament of 47.2 billion units increased by 5.6%, driven by growth in all Regions and notably in Turkey. Total cigarette shipments of L&M of 94.2 billion units decreased by 0.9%, due primarily to EEMA, notably Saudi Arabia and Turkey, partially offset by slightly increased or essentially flat shipments in the three other Regions. Total cigarette shipments of Bond Street of 43.6 billion units decreased by 2.9%, due predominantly to Kazakhstan, Serbia and Ukraine, partially offset by Australia and Russia. Total cigarette shipments of Philip Morris of 31.9 billion units decreased by 8.7%, due almost entirely to Japan, principally reflecting the morphing to Lark, partly offset by growth in the three other Regions. Total cigarette shipments of Chesterfield of 42.1 billion units increased by 22.6%, driven by growth in all Regions and notably in Italy, Poland and Turkey, partly

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offset by Russia and Ukraine. Total cigarette shipments of Lark of 28.5 billion units decreased by 1.3%, due predominantly to Turkey, partly offset by Japan (including the impact of the morphing of Philip Morris).
Total shipment volume of Other Tobacco Products ("OTP"), in cigarette equivalent units, increased by 3.4%, mainly reflecting growth in the fine cut category, notably in Belgium, the Czech Republic, Hungary and Poland, partly offset by France and Germany. Total shipment volume for cigarettes and OTP, in cigarette equivalent units, decreased by 2.5%.
PMI's market share increased, or was flat, in a number of key markets, including Algeria, Argentina, Austria, Canada, France, Germany, Italy, Korea, the Netherlands, the Philippines, Poland, Russia, Saudi Arabia, Spain, Switzerland and the United Kingdom.

2014 Fourth-Quarter
PMI's cigarette shipment volume of 214.9 billion units decreased by 3.8% excluding acquisitions, or 8.4 billion units, due principally to: EEMA, mainly Kazakhstan and Ukraine, partly offset by North Africa; Asia, mainly Australia, Indonesia, Japan, reflecting a lower total market and the unfavorable impact of an adjustment in distributor inventories, Pakistan and the Philippines, partially offset by Korea and Thailand; and Latin America & Canada, mainly Argentina, Brazil, Canada and Mexico. PMI's cigarette shipment volume in the EU decreased slightly by 0.2%.
Total cigarette shipments of Marlboro of 71.3 billion units decreased by 4.6%, due to: the EU, notably Italy and Poland, partly offset by Germany; EEMA, notably Egypt and Ukraine, partly offset by Algeria and Saudi Arabia; Asia, predominantly Japan, and Latin America & Canada, mainly Mexico.
Total cigarette shipments of Parliament of 12.0 billion units increased by 3.7%, driven by growth in EEMA, notably Russia and Turkey, partly offset by Japan. Total cigarette shipments of L&M of 25.1 billion units increased by 6.2%, driven by growth across all four Regions and notably in Egypt, Thailand, Turkey and Ukraine. Total cigarette shipments of Bond Street of 11.2 billion units decreased by 2.0%, predominantly due to Kazakhstan and Ukraine, partly offset by Australia and Russia. Total cigarette shipments of Philip Morris of 8.2 billion units decreased by 8.8%, principally reflecting the morphing to Lark in Japan. Total cigarette shipments of Chesterfield of 10.0 billion units increased by 15.6%, driven primarily by Italy, Poland and Turkey, partly offset by Russia. Total cigarette shipments of Lark of 5.8 billion units decreased by 16.1%, due predominantly to Japan and Turkey.
Total shipment volume of OTP, in cigarette equivalent units, increased by 3.0%, mainly reflecting growth in the fine cut category, notably in the Czech Republic and Hungary, partly offset by France, Germany and Portugal. Total shipment volume for cigarettes and OTP, in cigarette equivalent units, decreased by 3.5%.
PMI's market share increased, or was flat, in a number of key markets, including Algeria, Argentina, Austria, Egypt, France, Germany, Italy, Japan, Korea, the Netherlands, the Philippines, Poland, Russia, Saudi Arabia, Spain, Switzerland and the United Kingdom.

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EUROPEAN UNION REGION (EU)

2014 Full-Year
Net revenues of $8.8 billion increased by 2.8%.  Excluding favorable currency of $122 million, net revenues increased by 1.4%, or by 1.3% excluding currency and acquisitions, driven by favorable pricing of $127 million, notably in Germany and Poland, despite the adverse impact of the October 2013 VAT increase and price repositioning of Chesterfield in Italy. The favorable pricing was partly offset by unfavorable volume/mix of $17 million, predominantly resulting from a lower total market, notably in France, Poland and the United Kingdom, partly offset by a higher total market in Germany and Italy and higher share in all key markets.

Reported operating companies income of $3.7 billion decreased by 12.1%, including favorable currency of $37 million. Excluding currency, operating companies income decreased by 12.9%, and by the same percentage excluding currency and acquisitions, mainly due to higher asset impairment and exit costs of $490 million primarily related to the discontinuation of cigarette production in the Netherlands. Excluding the impact of these asset impairment and exit costs, operating companies income, excluding currency and acquisitions, decreased by 1.6%, due to: unfavorable volume/mix of $46 million, reflecting a lower total market; increased marketing costs related to the Be Marlboro campaign and the roll-out of the new Marlboro 2.0 brand Architecture; investments related to the pilot launch and commercialization of iQOS in Italy; and business building initiatives in the United Kingdom; partly offset by favorable pricing.
Adjusted operating companies income decreased by 0.8%, as shown in the table below and detailed on Schedule 15.  Adjusted operating companies income, excluding favorable currency and the impact of acquisitions, decreased by 1.6%.

EU Operating Companies Income ($ Millions)

	Fourth-Quarter				Full-Year
				Excl.				Excl.
	2014	2013	Change	Curr.	2014	2013	Change	Curr.
Reported OCI	$852	$1,011	(15.7)%	(7.8)%	$3,727	$4,238	(12.1)%	(12.9)%
Asset impairment & exit costs	(18)	(13)			(490)	(13)
Adjusted OCI	$870	$1,024	(15.0)%	(7.2)%	$4,217	$4,251	(0.8)%	(1.7)%
Adjusted OCI Margin*	41.9%	47.9%	(6.0)	(4.7)	47.7%	49.5%	(1.8)	(1.5)
*Margins are calculated as adjusted OCI, divided by net revenues, excluding excise taxes.

Adjusted operating companies income margin, excluding favorable currency and the impact of acquisitions, decreased by 1.5 points to 48.0%, as detailed in Schedule 15.

The total cigarette market in the EU of 467.7 billion units decreased by 3.1%, due primarily to the impact of tax-driven price increases and the unfavorable economic and employment environment, partly offset by: the subdued performance of the e-vapor category; less out-switching to fine cut products; a reduction in the consumption of illicit products in several markets; and lower than historical average pricing, mainly in Italy.
The total OTP market in the EU of 164.6 billion cigarette equivalent units increased by 1.1%, reflecting a larger total fine cut market, up by 0.9% to 143.1 billion cigarette equivalent units.
In 2015, the total cigarette market in the EU is forecast to decrease by approximately 4%.

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EU Region & Key Market Shares

	Fourth-Quarter			Full-Year
	2014	2013	Change	2014	2013	Change
			p.p.			p.p.
Total EU	39.9%	38.9%	1.0	39.8%	38.8%	1.0
France	41.3%	40.4%	0.9	41.0%	40.2%	0.8
Germany	37.6%	36.9%	0.7	36.6%	36.2%	0.4
Italy	55.1%	52.4%	2.7	54.9%	53.1%	1.8
Poland	41.9%	41.5%	0.4	40.1%	38.2%	1.9
Spain	32.6%	31.5%	1.1	32.1%	31.2%	0.9

PMI's cigarette shipment volume of 185.2 billion units increased by 0.1%, predominantly reflecting improved market share that increased by 1.0 point to 39.8% as shown in the table above. While shipment volume of Marlboro of 89.4 billion units decreased by 2.0%, mainly due to a lower total market, market share increased by 0.3 points to 19.3%, driven notably by the Czech Republic, Germany, Italy and Spain, partly offset by France and Poland. While shipment volume of L&M was essentially flat at 32.9 billion units, market share increased by 0.2 points to 7.1%, driven notably by Germany, partly offset by Poland. Shipment volume of Chesterfield of 26.2 billion units increased by 38.4% and market share increased by 1.1 points to 5.5%, driven notably by Italy and Poland. Shipment volume of Philip Morris of 10.0 billion units increased by 5.0%, driven notably by Latvia, Lithuania, the Slovak Republic and Spain, and market share increased by 0.1 point to 2.1%.
PMI's shipments of OTP of 22.8 billion cigarette equivalent units increased by 6.2%, driven principally by higher share. PMI's OTP total market share was 14.0%, up by 0.6 points, reflecting gains in the fine cut category, notably in the Czech Republic, up by 7.8 points to 26.5%, Hungary, up by 6.4 points to 18.3%, Italy, up by 3.9 points to 41.5%, Poland, up by 11.2 points to 34.7%, partly offset by France, down by 0.7 points to 26.2%, Germany down by 1.3 points to 12.9%, and Portugal, down by 5.4 points to 26.5%.

2014 Fourth-Quarter
Net revenues of $2.1 billion decreased by 2.9%.  Excluding unfavorable currency of $121 million, net revenues increased by 2.7%, or by 2.4% excluding currency and acquisitions, predominantly driven by favorable pricing of $56 million, despite the adverse impact of the price repositioning of Chesterfield in Italy, notably in Germany and Poland, partly offset by unfavorable volume/mix of $4 million.

Reported operating companies income of $852.0 million decreased by 15.7%, including unfavorable currency of $80 million. Excluding currency, operating companies income decreased by 7.8%, or by 7.7% excluding currency and acquisitions, principally due to: unfavorable volume/mix of $21 million, mainly reflecting a lower total market; higher manufacturing costs, including ongoing costs related to the decision to discontinue cigarette production in the Netherlands; increased marketing support, notably in Germany and Poland; investments related to the pilot launch and commercialization of iQOS in Italy; and business building initiatives in the United Kingdom; partially offset by higher pricing.
Adjusted operating companies income decreased by 15.0%, as shown in the table above and detailed on Schedule 11.  Adjusted operating companies income, excluding unfavorable currency and the impact of acquisitions, decreased by 7.1%.
Adjusted operating companies income margin, excluding currency and acquisitions, decreased by 4.5 points to 43.4%, as detailed in Schedule 11, reflecting the impact of the items mentioned above.

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The total cigarette market in the EU of 114.6 billion units decreased by 2.4% reflecting, in certain key geographies, moderating total market declines compared to the same period in 2013, resulting from a deceleration in the growth of the e-vapor category, and a moderation in the level of illicit trade. The total OTP market in the EU in the quarter of 41.9 billion cigarette equivalent units increased by 3.4%, reflecting a higher total fine cut market, up by 3.1% to 36.1 billion cigarette equivalent units.
Although PMI's cigarette shipment volume of 44.4 billion units decreased by 0.2%, market share increased by 1.0 point to 39.9% as shown in the table above. While shipment volume of Marlboro decreased by 2.2% to 21.6 billion units, market share increased by 0.4 points to 19.5%. Shipment volume of L&M increased by 0.2% to 8.1 billion units, and market share increased by 0.1 point to 7.1%. Shipment volume of Chesterfield of 6.0 billion units increased by 26.4%, and market share increased by 1.1 points to 5.6%, driven mainly by Italy and Poland. Shipment volume of Philip Morris of 2.5 billion units increased by 7.3%, and market share was flat at 2.1%.
PMI's shipments of OTP of 5.7 billion cigarette equivalent units increased by 4.7%, driven principally by a higher total market. PMI's total OTP market share was essentially flat at 13.6%, with gains in the fine cut category, notably in Belgium, up by 0.3 points to 17.0%, the Czech Republic, up by 2.8 points to 23.8%, Hungary, up by 4.1 points to 18.0%, Italy, up by 0.3 points to 41.5% and Poland, up by 5.1 points to 35.5%, partially offset by France, down by 1.5 points to 26.3%, Germany, down by 0.6 points to 12.6%, Portugal, down by 15.1 points to 19.9% and Spain, down by 0.9 points to 14.4%.

EU Key Market Commentaries
In France, the total cigarette market of 45.0 billion units decreased by 5.3% in 2014, mainly reflecting the impact of price increases in January 2014, the increased incidence of e-vapor products and a weak economy. PMI's shipments of 18.6 billion units decreased by 2.9%. PMI's market share increased by 0.8 points to 41.0%, mainly driven by the growth of Marlboro, L&M and premium Philip Morris, up by 0.4 points, 0.1 point and 0.3 points to 25.1%, 2.6% and 9.4%, respectively. Market share of Chesterfield was flat at 3.4%. The total industry fine cut category of 13.6 billion cigarette equivalent units decreased by 2.2%. PMI's market share of the category decreased by 0.7 points to 26.2%.
In the fourth quarter of 2014, the total cigarette market of 11.0 billion units decreased by 4.0%, mainly reflecting the unfavorable impact of price increases in January 2014 and the weak economy, partly offset by a lower incidence of e-vapor products. While PMI's shipments of 4.4 billion units decreased by 0.5%, market share increased by 0.9 points to 41.3%, mainly driven by Marlboro and premium Philip Morris, up 0.5 points and 0.2 points to 25.2% and 9.5%, respectively. Market share of L&M increased by 0.2 points to 2.7% and share of Chesterfield was flat at 3.4%. The total industry fine cut category of 3.5 billion cigarette equivalent units increased by 0.5%. PMI's market share of the category decreased by 1.5 points to 26.3%.

In Germany, the total cigarette market of 80.4 billion units increased by 0.9% in 2014, mainly reflecting the net favorable impact of estimated trade purchases and a lower incidence of illicit trade. Excluding the impact of these estimated inventory movements, the total cigarette market was essentially flat. PMI's shipments of 29.4 billion units increased by 2.0% and market share increased by 0.4 points to 36.6%, driven by L&M, up by 0.9 points to 11.8%. Market share of Marlboro decreased by 0.3 points to 21.7%, while share of Chesterfield was flat at 1.7%. The total industry fine cut category of 41.2 billion cigarette equivalent units decreased by 1.0%. PMI's market share of the category decreased by 1.3 points to 12.9%.

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In the fourth quarter of 2014, the total cigarette market of 19.7 billion units increased by 1.8%, partially reflecting the net favorable impact of estimated trade inventory movements. Excluding the impact of these inventory movements, the total cigarette market increased by approximately 0.9%. PMI's shipments of 7.4 billion units increased by 3.7%, and market share increased by 0.7 points to 37.6%, driven by Marlboro, up by 0.2 points to 22.2%, and L&M, up by 0.6 points to 12.2%. Market share of Chesterfield was flat at 1.7%. The total industry fine cut category of 10.3 billion cigarette equivalent units decreased by 0.5%. PMI's market share of the category decreased by 0.6 points to 12.6%.

In Italy, the total cigarette market of 74.4 billion units increased by 0.5% in 2014, partly reflecting a lower incidence of e-vapor products.  PMI's shipments of 40.4 billion units increased by 3.9%. PMI's market share increased by 1.8 points to 54.9%, driven by Chesterfield, up by 5.7 points to 9.2%, partly offset by Marlboro, down by 0.7 points to 25.2%, and Diana in the low-price segment, down by 2.8 points to 8.5%, the latter primarily impacted by the growth of the super-low price segment. Share of Philip Morris was flat at 2.4%. The total industry fine cut category of 6.1 billion cigarette equivalent units increased by 1.6%. PMI's market share of the category increased by 3.9 points to 41.5%.
In the fourth quarter of 2014, the total cigarette market of 18.4 billion units increased by 0.2%, mainly reflecting a lower incidence of e-vapor products and continued growth of the super-low price segment. PMI's shipments of 9.2 billion units increased by 0.1%. PMI's market share increased by 2.7 points to 55.1%, due primarily to: Chesterfield, up by 6.8 points to 10.2%, benefiting from its price repositioning in February 2014, partially offset by Marlboro, down by 0.8 points to 25.1%, and Diana in the low-price segment, down by 2.9 points to 7.8%, impacted by the growth of the super-low price segment. Market share of Philip Morris decreased by 0.2 points to 2.4%. The total industry fine cut category of 1.6 billion cigarette equivalent units increased by 1.1%, and PMI's market share of the category increased by 0.3 points to 41.5%, driven by Chesterfield and Marlboro.

In Poland, the total cigarette market of 42.1 billion units decreased by 9.8%, reflecting the prevalence of e-cigarettes, illicit trade and non-duty paid OTP products. Although PMI's shipments of 16.6 billion units decreased by 2.6%, PMI's market share increased by 1.9 points to 40.1%, driven by L&M and Chesterfield, up by 0.4 and 2.0 points to 18.2% and 7.6%, respectively. Market share of Marlboro was down by 0.3 points to 11.2%. The total industry fine cut category of 3.6 billion cigarette equivalent units increased by 7.7% and PMI's market share of the category increased by 11.2 points to 34.7%.
In the fourth quarter of 2014, the total cigarette market of 9.2 billion units decreased by 11.0%, reflecting the prevalence of e-cigarettes, illicit trade and non-duty paid OTP products. While PMI's shipments of 3.9 billion units decreased by 4.9%, PMI's market share increased by 0.4 points to 41.9%, driven by L&M, up by 0.5 points to 19.9%, and Chesterfield, up by 1.5 points to 7.7%, partially offset by Marlboro, down by 0.1 point to 12.2%. The total industry fine cut category of 711 million cigarette equivalent units increased by 15.7%, and PMI's market share of the category increased by 5.1 points to 35.5%.

In Spain, the total cigarette market of 47.0 billion units decreased by 1.5% in 2014, mainly due to a deceleration in adult smoker down-trading to fine cut, e-vapor and illicit products. PMI's shipments of 14.9 billion units increased by 1.9%. PMI's market share increased by 0.9 points to 32.1%, driven by higher share of Marlboro, up by 1.1 points to 15.9% and Philip Morris, up by 0.3 points to 0.9%. Market share of Chesterfield was down by 0.1 point to 9.2% and share of L&M was down by 0.2 points to 6.1%. The total industry fine cut category of 9.7 billion cigarette equivalent units decreased by 9.8%, partly reflecting lower consumption resulting from further tax

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harmonization with cigarettes following the July 2013 and July 2014 price increases. PMI's market share of the fine cut category increased by 1.0 point to 14.8% in 2014.
In the fourth quarter of 2014, the total cigarette market of 11.2 billion units increased by 0.8%, reflecting an improving economic environment, lower out-switching to the OTP category and a lower incidence of illicit trade. PMI's shipments of 3.6 billion units increased by 6.2% and market share increased by 1.1 points to 32.6%, driven by higher share of Marlboro, up by 0.9 points to 16.0% and Philip Morris, up by 0.4 points to 0.9%. Market share of Chesterfield was down by 0.1 point to 9.4% and share of L&M was down by 0.2 points to 6.1%. The total industry fine cut category of 2.4 billion cigarette equivalent units decreased by 0.8%, partly reflecting the narrowing of price gaps with the cigarette category since July 2013. PMI's market share of the fine cut category decreased by 0.9 points to 14.4%.

EASTERN EUROPE, MIDDLE EAST & AFRICA REGION (EEMA)

2014 Full-Year
Net revenues of $8.9 billion increased by 1.8%. Excluding unfavorable currency of $761 million, net revenues increased by 10.5%, or by 10.4% excluding currency and acquisitions, driven by favorable pricing of $1.1 billion, principally in Kazakhstan, Russia, Saudi Arabia and Ukraine, as well as the favorable impact of the change to PMI's new business structure, and pricing, in Egypt, partly offset by unfavorable volume/mix of $224 million, mainly due to Kazakhstan, Russia and Ukraine.

Reported operating companies income of $4.1 billion increased by 9.1%. Excluding unfavorable currency of $611 million, operating companies income increased by 25.2%, or by 25.4% excluding currency and acquisitions, driven primarily by higher pricing, and a favorable cost comparison in the fourth quarter of 2014 driven by an asset impairment and exit charge of $250 million recorded in the fourth quarter of 2013 associated with the conclusion of PMI's relationship with its former business partner in Egypt, partly offset by unfavorable volume/mix of $202 million.
Adjusted operating companies income increased by 2.0%, as shown in the table below and detailed on Schedule 15. Adjusted operating companies income, excluding unfavorable currency and the impact of acquisitions, increased by 17.3%.

EEMA Operating Companies Income ($ Millions)

	Fourth-Quarter				Full-Year
				Excl.				Excl.
	2014	2013	Change	Curr.	2014	2013	Change	Curr.
Reported OCI	$903	$811	11.3%	41.3%	$4,121	$3,779	9.1%	25.2%
Asset impairment & exit costs	(2)	(264)			(2)	(264)
Adjusted OCI	$905	$1,075	(15.8)%	6.8%	$4,123	$4,043	2.0%	17.1%
Adjusted OCI Margin*	41.2%	47.6%	(6.4)	(1.3)	46.2%	46.1%	0.1	2.8
*Margins are calculated as adjusted OCI, divided by net revenues, excluding excise taxes.

Adjusted operating companies income margin, excluding unfavorable currency and the impact of acquisitions, increased by 2.9 points to 49.0%, as detailed on Schedule 15.

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PMI's cigarette shipment volume of 287.9 billion units decreased by 2.9%, mainly due to Kazakhstan, Russia, Serbia and Ukraine, partly offset by Algeria, Saudi Arabia and Turkey.
PMI's cigarette shipment volume of premium brands increased by 1.2%, driven by Parliament, up by 6.9% to 35.3 billion units, partly offset by Marlboro, down by 0.7% to 85.2 billion units.

2014 Fourth-Quarter
Net revenues of $2.2 billion decreased by 2.7%. Excluding unfavorable currency of $284 million, net revenues increased by 9.9%, or by 9.8% excluding currency and acquisitions, reflecting favorable pricing of $277 million, driven principally by Russia, as well as the favorable impact of the change to PMI's new business structure, and pricing, in Egypt, partly offset by unfavorable volume/mix of $55 million, mainly due to Kazakhstan and Ukraine.

Reported operating companies income of $903 million increased by 11.3%. Excluding unfavorable currency of $243 million, operating companies income increased by 41.3%, or by 42.3% excluding currency and acquisitions, driven primarily by higher pricing, and the favorable cost comparison with the fourth quarter of 2013 driven by Egypt, partially offset by unfavorable volume/mix of $66 million.
Adjusted operating companies income decreased by 15.8%, as shown in the table above and detailed on Schedule 11. Adjusted operating companies income, excluding unfavorable currency and the impact of acquisitions, increased by 7.5%.
Adjusted operating companies income margin, excluding unfavorable currency and the impact of acquisitions, decreased by 1.0 point to 46.6%, as detailed on Schedule 11, reflecting the impact of the aforementioned factors.

PMI's cigarette shipment volume of 74.5 billion units decreased by 2.5%, mainly due to Kazakhstan, Serbia and Ukraine, partially offset by North Africa, notably Algeria, and Saudi Arabia.
PMI's cigarette shipment volume of premium brands decreased by 1.1%, due principally to Marlboro, down by 3.7% to 22.1 billion units, partly offset by Parliament, up by 6.7% to 9.4 billion units.

EEMA Key Market Commentaries
In North Africa, the estimated total cigarette market increased by 2.2% to 141.8 billion units in 2014, driven by Algeria, Egypt and Tunisia, partially offset by Libya and Morocco.  PMI’s shipment volume of 37.8 billion units increased by 2.5%, driven largely by Marlboro in Algeria and L&M in Egypt.  PMI’s market share decreased by 0.2 points to 26.3%.  Market share of Marlboro increased by 0.2 point to 15.5%, while share of L&M decreased by 0.1 point to 9.0%.
In the fourth quarter of 2014, the estimated total cigarette market decreased by 0.2% to 37.6 billion units, due to Egypt, Morocco and Tunisia, partly offset by Algeria and Libya.  PMI’s shipment volume in the quarter of 10.7 billion units increased by 8.1%, driven largely by Marlboro in Algeria and L&M in Egypt.  PMI’s market share increased by 3.0 points to 28.6%, mainly reflecting gains in Algeria and Egypt.  Market share of Marlboro increased by 1.3 points to 16.8%, mainly reflecting gains in Algeria and Libya, partly offset by a decline in Egypt, while share of L&M increased by 1.9 points to 9.9%, driven by Egypt.

In Russia, the total cigarette market decreased by 9.2% to an estimated 310.6 billion units in 2014, mainly due to the unfavorable impact of tax-driven price increases and a weak economy. In 2015, the total market is forecast to decrease by an estimated 8% to 10%. PMI's shipment volume of 84.9 billion units in 2014 decreased

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by 3.5%. Shipment volume of PMI's premium portfolio decreased by 2.5%, mainly due to Marlboro, down by 13.6%, partially offset by Parliament, up by 1.6%. In the mid-price segment, shipment volume decreased by 9.1%, mainly due to Chesterfield, down by 18.6%. In the low-price segment, shipment volume decreased by 1.4%, mainly due to Optima and Apollo Soyuz, down by 16.3% and 8.5%, respectively, partly offset by Bond Street, up by 2.5%. PMI's market share of 27.1%, as measured by Nielsen, was up by 1.0 point. Market share of Parliament increased by 0.3 points to 3.7%, L&M increased by 0.3 points to 3.1% and Bond Street increased by 1.0 point to 7.5%, while Marlboro decreased by 0.2 points to 1.5% and Chesterfield decreased by 0.2 points to 2.8%.
In the fourth quarter of 2014, the estimated total cigarette market declined by 8.3% to 80.8 billion units, mainly due to the unfavorable impact of the tax-driven price increases and a weak economy. PMI's shipment volume in the quarter of 21.5 billion units decreased by 0.3%. PMI's market share of 27.6%, as measured by Nielsen, was up by 1.3 points. Market share of Parliament, L&M and Bond Street increased by 0.4, 0.1 and 1.3 points to 3.9%, 3.0% and 8.0%, respectively, partially offset by Marlboro and Chesterfield, down by 0.2 and 0.3 points to 1.4% and 2.6%, respectively.

In Turkey, the total cigarette market increased by 2.4% to an estimated 93.9 billion units in 2014, primarily reflecting an increase in the adult population. PMI's shipment volume of 46.3 billion units increased by 2.3%. PMI's market share, as measured by Nielsen, decreased by 1.5 points to 44.0%, mainly due to Marlboro, down by 0.3 points to 8.6%, mid-price Muratti, down by 1.4 points to 5.5%, low-price L&M, down by 0.9 points to 6.4%, and low-price Lark, down by 2.4 points to 9.0%, partly offset by premium Parliament, up by 1.2 points to 11.2%, and low-price Chesterfield, up by 2.3 points to 3.1%.
In the fourth quarter of 2014, the estimated total cigarette market increased by 0.6% to 25.4 billion units, including an unfavorable comparison with estimated trade inventory movements in 2013. Excluding the net impact of these inventory movements, the total cigarette market was estimated to have increased by approximately 2.8%, primarily reflecting an increase in the adult population. PMI's shipment volume in the quarter of 12.6 billion units decreased by 1.8%. PMI's market share, as measured by Nielsen, decreased by 2.1 points to 43.9%, mainly due to Marlboro, mid-price Muratti, and low-price Lark, down by 0.1, 1.6 and 3.1 points to 8.7%, 5.1% and 7.7%, respectively, partially offset by premium Parliament, up by 1.2 points to 11.8%, low-price L&M, up by 0.1 point to 7.1%, and low-price Chesterfield up by 1.5 points to 3.3%.

In Ukraine, the total cigarette market decreased by 2.5% to an estimated 73.3 billion units in 2014, mainly reflecting the impact of price increases in 2014 and business disruption due to the political instability in the east of the country, partially offset by a lower prevalence of illicit trade. PMI's 2014 shipment volume of 23.3 billion units decreased by 8.8%. PMI's market share, as measured by Nielsen, decreased by 1.0 point to 32.5%, mainly due to Marlboro down by 0.7 points to 4.8%, Parliament down by 0.3 points to 3.0%, Chesterfield, down by 0.9 points to 5.0%, and Optima, down by 0.8 points to 1.0%, partly offset by growth from low-price President, up by 2.3 points to 5.1%.
In the fourth quarter of 2014, the estimated total cigarette market decreased by 4.1% to 17.3 billion units, mainly reflecting the impact of price increases in 2014 and business disruption due to the political instability in the east of the country, partially offset by a lower prevalence of illicit trade. PMI's shipment volume in the quarter of 5.5 billion units decreased by 11.3%. PMI's market share, as measured by Nielsen, was down by 1.7 points to 31.9%, with Marlboro, Parliament, Bond Street and Chesterfield, down by 0.6, 0.3, 1.1 and 0.7 points to 4.6%, 2.9%, 8.0% and 4.7%, respectively. The decrease in PMI's market share was partially offset by growth from L&M, up by 1.1 points to 3.2%, and low-price President, up by 1.9 points to 5.8%.

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ASIA REGION

2014 Full-Year
Net revenues of $8.7 billion decreased by 16.9%, including unfavorable currency of $1.0 billion. Excluding currency, net revenues decreased by 7.2%, due to unfavorable volume/mix of $906 million, primarily in Australia and Japan, partly offset by favorable pricing of $155 million, notably in Indonesia, despite the adverse impact of the Philippines.

Reported operating companies income of $3.2 billion decreased by 31.0%, including unfavorable currency of $656 million. Excluding currency, operating companies income decreased by 16.9%, due primarily to: unfavorable volume/mix of $746 million; higher manufacturing costs, principally in Indonesia driven mainly by higher clove prices and the transition from hand-rolled to machine-made kretek cigarette production; costs related to the factory closure in Australia; investments related to the pilot launch and commercialization of iQOS in Japan; and higher marketing investment in support of new brand launches in Indonesia and Japan; partly offset by favorable pricing.
Adjusted operating companies income decreased by 30.7% as shown in the table below and detailed on Schedule 15. Adjusted operating companies income, excluding unfavorable currency, decreased by 16.6%.

Asia Operating Companies Income ($ Millions)

	Fourth-Quarter				Full-Year
				Excl.				Excl.
	2014	2013	Change	Curr.	2014	2013	Change	Curr.
Reported OCI	$573	$1,055	(45.7)%	(35.1)%	$3,187	$4,622	(31.0)%	(16.9)%
Asset impairment & exit costs	(11)	(19)			(35)	(27)
Adjusted OCI	$584	$1,074	(45.6)%	(35.2)%	$3,222	$4,649	(30.7)%	(16.6)%
Adjusted OCI Margin*	29.2%	43.4%	(14.2)	(11.2)	36.9%	44.3%	(7.4)	(4.5)
*Margins are calculated as adjusted OCI, divided by net revenues, excluding excise taxes.
Adjusted operating companies income margin, excluding unfavorable currency, decreased by 4.5 points to 39.8%, as detailed on Schedule 15, primarily reflecting the impact of unfavorable volume/mix, mainly in Australia and Japan, and higher costs, partly offset by higher pricing.

PMI's cigarette shipment volume of 288.1 billion units decreased by 4.4%, due primarily to: the unfavorable impact of an adjustment in distributor inventories in Japan; lower total market and share in Australia, mainly reflecting the impact of excise tax-driven price increases and competitive pricing in the deep discount segment, Japan and Pakistan, and lower share in Indonesia.
Shipment volume of Marlboro of 71.4 billion units decreased by 5.3%, due almost entirely to Japan, partly offset by the Philippines. Shipment volume of Parliament of 10.7 billion units increased by 1.8%, driven by Korea. Shipment volume of Lark of 17.7 billion units increased by 7.4%, driven mainly by Japan (including the morphed Philip Morris).

2014 Fourth-Quarter
Net revenues of $2.0 billion decreased by 19.1%, including unfavorable currency of $161 million. Excluding currency, net revenues decreased by 12.6%, due primarily to: unfavorable volume/mix of $342 million, due mainly to: Australia, reflecting a lower total market following the impact of tax-driven price increases in March and September

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of 2014, and lower market share, primarily due to the unfavorable impact of significant competitive price discounting at the low end of the market and continued down-trading; and Japan, principally reflecting a lower total market and the unfavorable impact of an adjustment in distributor inventories; partially offset by favorable pricing of $30 million, notably in Indonesia, despite the adverse impact of the Philippines.

Reported operating companies income of $573 million decreased by 45.7%, including unfavorable currency of $112 million. Excluding currency, operating companies income decreased by 35.1%, principally due to unfavorable volume/mix of $295 million, due predominantly to Australia and Japan, and higher costs, mainly higher manufacturing and distribution costs in Indonesia; marketing investment in support of new brand launches in Indonesia and Japan; and investments related to the pilot launch and commercialization of iQOS in Japan; partially offset by favorable pricing.
Adjusted operating companies income decreased by 45.6% as shown in the table above and detailed on Schedule 11. Adjusted operating companies income, excluding unfavorable currency, decreased by 35.2%.
Adjusted operating companies income margin, excluding unfavorable currency, decreased by 11.2 points to 32.2%, as detailed on Schedule 11, reflecting the impact of the aforementioned factors.

PMI's cigarette shipment volume of 69.3 billion units decreased by 7.3%, due primarily to: a lower total market and share in Australia, mainly reflecting the impact of excise tax-driven price increases and competitive pricing in the deep discount segment; a lower total market in Indonesia; a lower total market and the unfavorable impact of an adjustment in distributor inventories in Japan; and a lower total market and share in Pakistan.
Shipment volume of Marlboro of 16.9 billion units decreased by 9.3%, due predominantly to Japan. Shipment volume of Parliament of 2.3 billion units decreased by 6.8%, due mainly to Japan. Shipment volume of Lark of 3.2 billion units decreased by 6.9%, due principally to Japan.

Asia Key Market Commentaries
In Indonesia, the total cigarette market increased by 1.9% to 314.0 billion units in 2014. In 2015, the total market is forecast to increase by up to 2%. PMI's shipment volume of 109.7 billion units in 2014 decreased by 1.5%. PMI's market share decreased by 1.3 points to 34.9%, predominantly due to the share decline of: Sampoerna Hijau, down by 0.9 points to 3.4%, mainly reflecting the decline of the total hand-rolled kretek segment; and the hand-rolled, full-flavor variants of Dji Sam Soe in the premium segment, which decreased by 1.5 points to 4.2%, mainly due to a retail price change ahead of competition. The decline in PMI's market share was partly offset by machine-made mid-price U Mild, up by 1.0 point to 5.4%, and machine-made Dji Sam Soe Magnum and Dji Sam Soe Magnum Blue, up by a combined 1.0 share point to 2.1%. Market share of Sampoerna A in the premium machine-made lighter-tasting kretek segment was flat at 14.4%. While market share of Marlboro decreased by 0.1 point to 5.1%, its share of the “white” cigarettes segment, representing 6.4% of the total cigarette market, increased by 2.0 points to 79.7%. The machine-made kretek segment, representing 73.5% of the total cigarette market, increased by 3.8 points and PMI's share of the segment increased by 0.4 points to 29.9%.
In the fourth quarter of 2014, the estimated total cigarette market decreased by 3.0% to 79.0 billion units, primarily reflecting the elimination of fuel subsidies and higher commodity prices. PMI's shipment volume in the quarter of 27.9 billion units decreased by 3.8%. PMI's market share decreased by 0.3 points to 35.3%, predominantly due to the share decline of Sampoerna Hijau, down by 1.0 point to 3.2%, mainly reflecting the decline of the total hand-rolled kretek segment. Market share of the brand family Dji Sam Soe increased by 0.5 points to 6.8%, mainly reflecting the growth of machine-made Dji Sam Soe Magnum Blue, which was launched in April 2014 and which

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reached a market share of 0.5% in the quarter, as well as the continued growth of Dji Sam Soe Magnum. Market share of Sampoerna A, in the premium machine-made lighter-tasting kretek segment, increased by 0.4 points to 14.8%, and mid-price U Mild increased by 0.6 points to 5.3%. Although Marlboro's market share decreased by 0.1 point to 5.0%, its share of the “white” cigarettes segment, which represented 6.2% of the total cigarette market, increased by 1.4 points to 80.3%. The machine-made kretek segment, representing 74.1% of the total cigarette market, increased by 3.0 points and PMI's share of the segment increased by 1.5 points to 30.6%.

In Japan, the total cigarette market decreased by 3.4% to 186.2 billion units in 2014, partly reflecting the unfavorable impact of the consumption tax-driven retail price increases of April 1, 2014. In 2015, the total market is forecast to decrease by an estimated 2.5% to 3.0%. PMI's shipment volume of 45.6 billion units in 2014 decreased by 14.0%, principally due to the unfavorable impact of an adjustment in distributor inventories and a lower total market and share. Excluding the impact of these inventory movements, PMI's shipment volume decreased by 5.8%. PMI's market share decreased by 0.8 points to 25.9%. Share of Marlboro and Virginia S. decreased by 0.5 points and 0.1 point to 11.6% and 1.9%, respectively. Share of Lark (including the morphed Philip Morris) declined by 0.1 point to 10.0%.
In the fourth quarter of 2014, the total cigarette market decreased by 3.7% to 47.3 billion units, partly reflecting the unfavorable impact of the consumption tax-driven retail price increases of April 1, 2014. PMI's shipment volume in the quarter of 8.1 billion units decreased by 23.0%, principally due to a lower total market and the unfavorable impact of an adjustment in distributor inventories. Excluding the impact of these inventory movements, PMI's shipment volume decreased by 4.1%. PMI's market share increased by 0.1 point to 26.0%, the first year-on-year quarterly share gain since the second quarter of 2012, driven by Lark (including the morphed Philip Morris), up by 0.4 points to 10.2%. Market share of Marlboro and Virginia S. declined by 0.2 points and 0.1 point to 11.6% and 1.9%, respectively. PMI's market share in the quarter was marginally up compared to the third quarter of 2014 indicating ongoing stabilization.

In Korea, the total cigarette market increased by 1.2% to 89.4 billion units in 2014, reflecting favorable estimated trade inventory movements. Excluding the impact of these inventory movements, the total cigarette market decreased by approximately 2%. In 2015, the underlying total market is forecast to decrease by approximately 20%-25%. PMI's shipment volume of 17.3 billion units in 2014 increased by 1.1% and market share was flat at 19.4%, with share of Parliament up by 0.1 point to 7.0%, partly offset by Marlboro, down by 0.1 point to 7.6%.
In the fourth quarter of 2014, the total cigarette market increased by 3.6% to 23.1 billion units, reflecting favorable estimated trade inventory movements ahead of the announced excise tax increase effective January 1, 2015. Excluding the impact of these inventory movements, the total cigarette market was down by 0.9%. PMI's shipment volume in the quarter of 4.5 billion units increased by 3.3% and market share increased by 0.1 point to 19.5%, with Parliament and Marlboro flat at 7.0% and 7.7%, respectively, and Virginia S. up by 0.2 points to 4.2%.

In the Philippines, the estimated total tax-paid industry cigarette volume decreased by 4.6% to an estimated 82.3 billion units in 2014, reflecting the prevalence of domestic non-duty paid products. While PMI's shipment volume of 68.4 billion units decreased by 0.2%, PMI's market share of the estimated total tax-paid cigarette industry increased by 3.7 points to 83.0%. Marlboro's market share increased by 1.7 points to 18.4% and share of Fortune increased by 1.8 points to 33.4%.

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In the fourth quarter of 2014, estimated total tax-paid industry cigarette volumes decreased by 12.9% to 21.8 billion units, reflecting a higher incidence of non-tax-paid volume. While PMI's shipment volume in the quarter of 17.5 billion units decreased by 3.3%, PMI's market share of the estimated total tax-paid cigarette industry of 80.3% was up by 8.0 points. Marlboro's market share increased by 2.4 points to 19.3% and share of Fortune increased by 4.8 points to 31.5%.

LATIN AMERICA & CANADA REGION

2014 Full-Year
Net revenues of $3.3 billion decreased by 2.3%, including unfavorable currency of $431 million. Excluding currency, net revenues increased by 10.6%, or by the same percentage excluding currency and acquisitions, driven by favorable pricing of $481 million, principally in Argentina, Canada and Mexico, partially offset by unfavorable volume/mix of $127 million, principally due to a lower total market in Canada and Mexico.

Reported operating companies income of $1.0 billion decreased by 9.2%, including unfavorable currency of $243 million. Excluding currency, operating companies income increased by 12.3%, or by the same percentage excluding currency and acquisitions, primarily driven by favorable pricing, partially offset by unfavorable volume/mix of $133 million.
Adjusted operating companies income decreased by 8.9% as shown in the table below and detailed on Schedule 15. Adjusted operating companies income, excluding unfavorable currency and the impact of acquisitions, increased by 12.6%.

Latin America & Canada Operating Companies Income ($ Millions)

	Fourth-Quarter				Full-Year
				Excl.				Excl.
	2014	2013	Change	Curr.	2014	2013	Change	Curr.
Reported OCI	$296	$358	(17.3)%	(0.8)%	$1,030	$1,134	(9.2)%	12.3%
Asset impairment & exit costs	(1)	(5)			(8)	(5)
Adjusted OCI	$297	$363	(18.2)%	(1.9)%	$1,038	$1,139	(8.9)%	12.5%
Adjusted OCI Margin*	32.2%	39.6%	(7.4)	(5.3)	31.7%	34.0%	(2.3)	0.5
*Margins are calculated as adjusted OCI, divided by net revenues, excluding excise taxes.

Adjusted operating companies income margin, excluding unfavorable currency and acquisitions, increased by 0.6 points to 34.6%, as detailed on Schedule 15.

PMI's cigarette shipment volume of 94.7 billion units decreased by 2.7%, principally due to a lower total market, predominantly in Canada and Mexico. While shipment volume of Marlboro of 37.0 billion units decreased by 4.3%, due predominantly to Mexico, its market share was up in Argentina, Brazil and Colombia by 0.3, 0.5 and 1.0 points to 24.1%, 9.2% and 7.9%, respectively. Shipment volume of Philip Morris of 19.1 billion units increased by 2.1%, driven mainly by Argentina.

2014 Fourth-Quarter
Net revenues of $922 million increased by 0.5%, including unfavorable currency of $115 million. Excluding currency, net revenues increased by 13.1%, or by the same percentage excluding currency and acquisitions, driven

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by favorable pricing of $149 million, principally in Argentina, Canada and Mexico, partially offset by unfavorable volume/mix of $29 million, principally due to a lower total market in Brazil, Canada and Mexico.

Reported operating companies income of $296 million decreased by 17.3%, including unfavorable currency of $59 million. Excluding currency and acquisitions, operating companies income decreased by 0.6%, reflecting unfavorable volume/mix of $32 million, higher marketing costs, notably in Mexico related to the roll-out of the Marlboro 2.0 Architecture, and investments in Canada related to the implementation of a new distribution model, partly offset by favorable pricing.
Adjusted operating companies income decreased by 18.2%, as shown in the table above and detailed on Schedule 11. Adjusted operating companies income, excluding unfavorable currency and the impact of acquisitions, decreased by 1.7%.
Adjusted operating companies income margin, excluding unfavorable currency and the impact of acquisitions, decreased by 5.2 points to 34.4%, as detailed on Schedule 11, reflecting the aforementioned factors.

PMI's cigarette shipment volume of 26.7 billion units decreased by 2.9%, due largely to Argentina, Brazil, Canada and Mexico. Although shipment volume of Marlboro of 10.8 billion units decreased by 3.3%, due predominantly to Mexico, its market share was up, notably in Argentina, Brazil and Colombia by 0.7, 0.5 and 1.1 points to 24.5%, 10.0% and 8.3%, respectively.

Latin America & Canada Key Market Commentaries
In Argentina, the total cigarette market decreased by 2.2% to 41.7 billion units in 2014. While PMI's cigarette shipment volume of 32.3 billion units decreased by 0.2%, market share increased by 1.5 points to 77.1%, driven by Marlboro, up by 0.3 points to 24.1%, and mid-price Philip Morris, up by 1.9 points to 43.4%, reflecting the positive impact of its capsule variants, partly offset by low-price Next, down by 0.5 points to 2.0%.
In the fourth quarter of 2014, the total cigarette market decreased by 3.8% to 11.0 billion units. While PMI's cigarette shipment volume in the quarter of 8.6 billion units decreased by 2.5%, market share increased by 0.9 points to 77.5%, driven by Marlboro, up by 0.7 points to 24.5%, and mid-price Philip Morris, up by 0.9 points to 43.7%, reflecting the positive impact of its capsule variants, partially offset by low-price Next, down by 0.4 points to 1.9%.

In Canada, the total cigarette market decreased by 5.5% to 27.3 billion units in 2014, mainly due to the impact of both federal and provincial tax-driven price increases during the first half of the year. While PMI's cigarette shipment volume of 10.3 billion units decreased by 4.6%, market share increased by 0.4 points to 37.6%, with premium Belmont up by 0.4 points to 3.0% and premium brand Benson & Hedges flat at 2.4%. Market share of low-price Next was up by 0.7 points to 10.6%, partly offset by mid-price Number 7 and low-price Accord, down by 0.2 and 0.5 points to 4.0% and 2.4%, respectively. Market share of mid-price Canadian Classics was up by 0.3 points to 10.4%.
In the fourth quarter of 2014, the total cigarette market decreased by 5.9% to 6.9 billion units, mainly due to the impact of aforementioned tax-driven price increases. PMI's cigarette shipment volume of 2.6 billion units decreased by 6.3%. PMI's market share decreased by 0.1 point to 36.9%, with premium brands Benson & Hedges flat at 2.4% and Belmont up by 0.3 points to 3.0%. Market share of mid-price Canadian Classics was up by 0.6 points to 10.4% and mid-price Number 7 was flat at 3.9%. Market share of low-price Next decreased by 0.2 points to 10.1%, and low-price Accord was down by 0.5 points to 2.2%.

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In Mexico, the total cigarette market decreased by 3.2% to 33.5 billion units in 2014, primarily reflecting unfavorable estimated trade inventory movements compared to 2013. Excluding the impact of these inventory movements, the total cigarette market is estimated to have declined by approximately 0.5%. PMI's cigarette shipment volume of 23.9 billion units decreased by 6.1%. PMI's market share decreased by 2.2 points to 71.3%. While market share of Marlboro and Benson & Hedges was down by 2.6 and 0.3 share points to 49.7% and 5.2%, respectively, reflecting consumer down-trading, PMI's share of the premium price segment was up by 0.8 points to 91.5%. Market share of Delicados, the second best-selling brand in the market, decreased by 0.1 point to 11.1%.
In the fourth quarter of 2014, the total cigarette market decreased by 2.4% to 9.6 billion units, primarily reflecting unfavorable estimated trade inventory movements compared to 2013. Excluding the impact of these inventory movements, the total cigarette market is estimated to have declined by approximately 0.2%. PMI's cigarette shipment volume in the quarter of 7.1 billion units decreased by 3.5%. While PMI's market share decreased by 0.8 points to 74.4%, it represented the highest quarterly share performance of 2014. While share of premium Benson & Hedges was up by 0.1 point to 5.4% in the fourth quarter, market share of Marlboro was down by 1.8 points to 51.9%, reflecting consumer down-trading. PMI's share of the premium segment, representing 62.5% of the total cigarette market, increased by 0.1 point to 91.7%. Market share of Delicados increased by 0.1 point to 11.5%.

Philip Morris International Inc. Profile
Philip Morris International Inc. (PMI) is the leading international tobacco company, with seven of the world's top 15 international brands, including Marlboro, the number one cigarette brand worldwide. PMI's products are sold in more than 180 markets. In 2014, the company held an estimated 15.6% share of the total international cigarette market outside of the U.S., or 28.6% excluding the People's Republic of China and the U.S. For more information, see www.pmi.com.

Forward-Looking and Cautionary Statements
This press release contains projections of future results and other forward-looking statements. Achievement of projected results is subject to risks, uncertainties and inaccurate assumptions. In the event that risks or uncertainties materialize, or underlying assumptions prove inaccurate, actual results could vary materially from those contained in such forward-looking statements. Pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, PMI is identifying important factors that, individually or in the aggregate, could cause actual results and outcomes to differ materially from those contained in any forward-looking statements made by PMI.
PMI's business risks include: significant increases in cigarette-related taxes; the imposition of discriminatory excise tax structures; fluctuations in customer inventory levels due to increases in product taxes and prices;

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increasing marketing and regulatory restrictions, often with the goal of reducing or preventing the use of tobacco products; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; litigation related to tobacco use; intense competition; the effects of global and individual country economic, regulatory and political developments; changes in adult smoker behavior; lost revenues as a result of counterfeiting, contraband and cross-border purchases; governmental investigations; unfavorable currency exchange rates and currency devaluations; adverse changes in applicable corporate tax laws; adverse changes in the cost and quality of tobacco and other agricultural products and raw materials; and the integrity of its information systems. PMI's future profitability may also be adversely affected should it be unsuccessful in its attempts to produce products that have the potential to reduce individual risk and population harm; if it is unable to successfully introduce new products, promote brand equity, enter new markets or improve its margins through increased prices and productivity gains; if it is unable to expand its brand portfolio internally or through acquisitions and the development of strategic business relationships; or if it is unable to attract and retain the best global talent.
PMI is further subject to other risks detailed from time to time in its publicly filed documents, including the Form 10-Q for the quarter ended September 30, 2014. PMI cautions that the foregoing list of important factors is not a complete discussion of all potential risks and uncertainties. PMI does not undertake to update any forward-looking statement that it may make from time to time, except in the normal course of its public disclosure obligations.

- -22 -

			Schedule 1
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Condensed Statements of Earnings
For the Quarters Ended December 31,
($ in millions, except per share data)
(Unaudited)

	2014	2013	% Change
Net revenues	$19,941	$20,390	(2.2)%
Cost of sales	2,632	2,602	1.2%
Excise taxes on products (1)	12,744	12,601	1.1%
Gross profit	4,565	5,187	(12.0)%
Marketing, administration and research costs	1,975	1,676
Asset impairment and exit costs	32	301
Amortization of intangibles	26	22
Operating income (2)	2,532	3,188	(20.6)%
Interest expense, net	263	252
Earnings before income taxes	2,269	2,936	(22.7)%
Provision for income taxes	651	893	(27.1)%
Equity (income)/loss in unconsolidated subsidiaries, net	(31)	7
Net earnings	1,649	2,036	(19.0)%
Net earnings attributable to noncontrolling interests	37	49
Net earnings attributable to PMI	$1,612	$1,987	(18.9)%

Per share data: (3)
Basic earnings per share	$1.03	$1.24	(16.9)%
Diluted earnings per share	$1.03	$1.24	(16.9)%

(1) The segment detail of excise taxes on products sold for the quarters ended December 31, 2014 and 2013 is shown on Schedule 2.

(2) PMI's management evaluates segment performance and allocates resources based on operating companies income, which PMI defines as operating income, excluding general corporate expenses and amortization of intangibles, plus equity (income)/loss in unconsolidated subsidiaries, net. The reconciliation from operating income to operating companies income is as follows:

	2014	2013	% Change
Operating Income	$2,532	$3,188	(20.6)%
Excluding:
- Amortization of Intangibles	26	22
- General corporate expenses (included in marketing, administration and research costs above)	35	32
Plus: Equity (income)/loss in unconsolidated subsidiaries, net	(31)	7
Operating Companies Income	$2,624	$3,235	(18.9)%

(3) Net earnings and weighted-average shares used in the basic and diluted earnings per share computations for the quarters ended December 31, 2014 and 2013 are shown on Schedule 4, Footnote 1.

						Schedule 2
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Selected Financial Data by Business Segment
For the Quarters Ended December 31,
($ in millions)
(Unaudited)

		Net Revenues excluding Excise Taxes
		European Union	EEMA	Asia	Latin America & Canada	Total

2014	Net Revenues (1)	$6,833	$5,581	$4,740	$2,787	$19,941
	Excise Taxes on Products	(4,757)	(3,385)	(2,737)	(1,865)	(12,744)
	Net Revenues excluding Excise Taxes	2,076	2,196	2,003	922	7,197

2013	Net Revenues	$7,048	$5,349	$5,211	$2,782	$20,390
	Excise Taxes on Products	(4,909)	(3,092)	(2,735)	(1,865)	(12,601)
	Net Revenues excluding Excise Taxes	2,139	2,257	2,476	917	7,789

Variance	Currency	(121)	(284)	(161)	(115)	(681)
	Acquisitions	6	1	—	—	7
	Operations	52	222	(312)	120	82
	Variance Total	(63)	(61)	(473)	5	(592)
	Variance Total (%)	(2.9)%	(2.7)%	(19.1)%	0.5%	(7.6)%

	Variance excluding Currency	58	223	(312)	120	89
	Variance excluding Currency (%)	2.7%	9.9%	(12.6)%	13.1%	1.1%

	Variance excluding Currency & Acquisitions	52	222	(312)	120	82
	Variance excluding Currency & Acquisitions (%)	2.4%	9.8%	(12.6)%	13.1%	1.1%

(1) 2014 Currency decreased net revenues as follows:
	European Union	$(413)
	EEMA	(738)
	Asia	(265)
	Latin America & Canada	(422)
		$(1,838)

						Schedule 3
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Selected Financial Data by Business Segment
For the Quarters Ended December 31,
($ in millions)
(Unaudited)

	Operating Companies Income
	European Union	EEMA	Asia	Latin America & Canada	Total
2014	$852	$903	$573	$296	$2,624
2013	1,011	811	1,055	358	3,235
% Change	(15.7)%	11.3%	(45.7)%	(17.3)%	(18.9)%

Reconciliation:
For the quarter ended December 31, 2013	$1,011	$811	$1,055	$358	$3,235

2013 Asset impairment and exit costs	13	264	19	5	301
2014 Asset impairment and exit costs	(18)	(2)	(11)	(1)	(32)

Acquired businesses	(1)	(8)	—	(1)	(10)
Currency	(80)	(243)	(112)	(59)	(494)
Operations	(73)	81	(378)	(6)	(376)
For the quarter ended December 31, 2014	$852	$903	$573	$296	$2,624

		Schedule 4
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Diluted Earnings Per Share
For the Quarters Ended December 31,
($ in millions, except per share data)
(Unaudited)

		Diluted
		E.P.S.

2014 Diluted Earnings Per Share		$1.03	(1)
2013 Diluted Earnings Per Share		$1.24	(1)
Change		$(0.21)
% Change		(16.9)%

Reconciliation:
2013 Diluted Earnings Per Share		$1.24	(1)

Special Items:
2013 Asset impairment and exit costs		0.12
2013 Tax items		0.01
2014 Asset impairment and exit costs		—
2014 Tax items		—

Currency		(0.28)
Interest		(0.01)
Change in tax rate		0.01
Impact of lower shares outstanding and share-based payments		0.03
Operations		(0.09)
2014 Diluted Earnings Per Share		$1.03	(1)

(1) Basic and diluted EPS were calculated using the following (in millions):

	Q4 2014	Q4 2013

Net earnings attributable to PMI	$1,612	$1,987
Less distributed and undistributed earnings attributable
to share-based payment awards	8	10
Net earnings for basic and diluted EPS	$1,604	$1,977

Weighted-average shares for basic and diluted EPS	1,552	1,598

			Schedule 5
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Condensed Statements of Earnings
For the Years Ended December 31,
($ in millions, except per share data)
(Unaudited)

	2014	2013	% Change
Net revenues	$80,106	$80,029	0.1%
Cost of sales	10,436	10,410	0.2%
Excise taxes on products (2)	50,339	48,812	3.1%
Gross profit	19,331	20,807	(7.1)%
Marketing, administration and research costs	7,001	6,890
Asset impairment and exit costs	535	309
Amortization of intangibles	93	93
Operating income (3)	11,702	13,515	(13.4)%
Interest expense, net	1,052	973
Earnings before income taxes	10,650	12,542	(15.1)%
Provision for income taxes	3,097	3,670	(15.6)%
Equity (income)/loss in unconsolidated subsidiaries, net	(105)	22
Net earnings	7,658	8,850	(13.5)%
Net earnings attributable to noncontrolling interests	165	274
Net earnings attributable to PMI	$7,493	$8,576	(12.6)%

Per share data: (3)
Basic earnings per share	$4.76	$5.26	(9.5)%
Diluted earnings per share	$4.76	$5.26	(9.5)%

(1) The segment detail of excise taxes on products sold for the year ended 2014 and 2013 is shown on Schedule 6.

(2) PMI's management evaluates segment performance and allocates resources based on operating companies income, which PMI defines as operating income, excluding general corporate expenses and amortization of intangibles, plus equity (income)/loss in unconsolidated subsidiaries, net. The reconciliation from operating income to operating companies income is as follows:

	2014	2013	% Change
Operating Income	$11,702	$13,515	(13.4)%
Excluding:
- Amortization of Intangibles	93	93
- General corporate expenses (included in marketing, administration and research costs above)	165	187
Plus: Equity (income)/loss in unconsolidated subsidiaries, net	(105)	22
Operating Companies Income	$12,065	$13,773	(12.4)%

(3) Net earnings and weighted-average shares used in the basic and diluted earnings per share computations for the year ended 2014 and 2013 are shown on Schedule 8, Footnote 1.

						Schedule 6
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Selected Financial Data by Business Segment
For the Years Ended December 31,
($ in millions)
(Unaudited)

		Net Revenues excluding Excise Taxes
		European Union	EEMA	Asia	Latin America & Canada	Total

2014	Net Revenues (1)	$29,058	$21,928	$19,255	$9,865	$80,106
	Excise Taxes on Products	(20,219)	(13,006)	(10,527)	(6,587)	(50,339)
	Net Revenues excluding Excise Taxes	8,839	8,922	8,728	3,278	29,767

2013	Net Revenues	$28,303	$20,695	$20,987	$10,044	$80,029
	Excise Taxes on Products	(19,707)	(11,929)	(10,486)	(6,690)	(48,812)
	Net Revenues excluding Excise Taxes	8,596	8,766	10,501	3,354	31,217

Variance	Currency	122	(761)	(1,022)	(431)	(2,092)
	Acquisitions	11	1	—	1	13
	Operations	110	916	(751)	354	629
	Variance Total	243	156	(1,773)	(76)	(1,450)
	Variance Total (%)	2.8%	1.8%	(16.9)%	(2.3)%	(4.6)%

	Variance excluding Currency	121	917	(751)	355	642
	Variance excluding Currency (%)	1.4%	10.5%	(7.2)%	10.6%	2.1%

	Variance excluding Currency & Acquisitions	110	916	(751)	354	629
	Variance excluding Currency & Acquisitions (%)	1.3%	10.4%	(7.2)%	10.6%	2.0%

(1) 2014 Currency increased (decreased) net revenues as follows:
	European Union	$343
	EEMA	(2,222)
	Asia	(1,899)
	Latin America & Canada	(1,570)
		$(5,348)

					Schedule 7
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Selected Financial Data by Business Segment
For the Years Ended December 31,
($ in millions)
(Unaudited)

	Operating Companies Income
	European Union	EEMA	Asia	Latin America & Canada	Total
2014	$3,727	$4,121	$3,187	$1,030	$12,065
2013	4,238	3,779	4,622	1,134	13,773
% Change	(12.1)%	9.1%	(31.0)%	(9.2)%	(12.4)%

Reconciliation:
For the year ended December 31, 2013	$4,238	$3,779	$4,622	$1,134	$13,773

2013 Asset impairment and exit costs	13	264	27	5	309
2014 Asset impairment and exit costs	(490)	(2)	(35)	(8)	(535)

Acquired businesses	(1)	(8)	—	(1)	(10)
Currency	37	(611)	(656)	(243)	(1,473)
Operations	(70)	699	(771)	143	1
For the year ended December 31, 2014	$3,727	$4,121	$3,187	$1,030	$12,065

		Schedule 8
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Diluted Earnings Per Share
For the Years Ended December 31,
($ in millions, except per share data)
(Unaudited)

		Diluted
		E.P.S.

2014 Diluted Earnings Per Share		$4.76	(1)
2013 Diluted Earnings Per Share		$5.26	(1)
Change		$(0.50)
% Change		(9.5)%

Reconciliation:
2013 Diluted Earnings Per Share		$5.26	(1)

Special Items:
2013 Asset impairment and exit costs		0.12
2013 Tax items		0.02
2014 Asset impairment and exit costs		(0.26)
2014 Tax items		—

Currency		(0.80)
Interest		(0.04)
Change in tax rate		0.02
Impact of lower shares outstanding and share-based payments		0.18
Operations		0.26
2014 Diluted Earnings Per Share		$4.76	(1)

(1) Basic and diluted EPS were calculated using the following (in millions):

	YTD December 2014	YTD December 2013

Net earnings attributable to PMI	$7,493	$8,576
Less distributed and undistributed earnings attributable
to share-based payment awards	34	45
Net earnings for basic and diluted EPS	$7,459	$8,531

Weighted-average shares for basic and diluted EPS	1,566	1,622

			Schedule 9
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Condensed Balance Sheets
($ in millions, except ratios)
(Unaudited)

	December 31,		December 31,
	2014		2013
Assets
Cash and cash equivalents	$1,682		$2,154
All other current assets	13,802		14,698
Property, plant and equipment, net	6,071		6,755
Goodwill	8,388		8,893
Other intangible assets, net	2,985		3,193
Investments in unconsolidated subsidiaries	1,083		1,536
Other assets	1,176		939
Total assets	$35,187		$38,168

Liabilities and Stockholders' (Deficit) Equity
Short-term borrowings	$1,208		$2,400
Current portion of long-term debt	1,318		1,255
All other current liabilities	12,586		13,411
Long-term debt	26,929		24,023
Deferred income taxes	1,549		1,477
Other long-term liabilities	2,800		1,876
Total liabilities	46,390		44,442

Total PMI stockholders' deficit	(12,629)		(7,766)
Noncontrolling interests	1,426		1,492
Total stockholders' deficit	(11,203)		(6,274)
Total liabilities and stockholders' (deficit) equity	$35,187		$38,168

Total debt	$29,455		$27,678
Total debt to Adjusted EBITDA	2.24	(1)	1.88	(1)
Net debt to Adjusted EBITDA	2.12	(1)	1.74	(1)

(1) For the calculation of Total Debt to Adjusted EBITDA and Net Debt to Adjusted EBITDA ratios, refer to Schedule 18.

													Schedule 10
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Reconciliation of Non-GAAP Measures
Adjustments for the Impact of Currency and Acquisitions
For the Quarters Ended December 31,
($ in millions)
(Unaudited)

2014								2013			% Change in Reported Net Revenues excluding Excise Taxes
Reported Net Revenues	Less Excise Taxes	Reported Net Revenues excluding Excise Taxes	Less Currency	Reported Net Revenues excluding Excise Taxes & Currency	Less Acquisi- tions	Reported Net Revenues excluding Excise Taxes, Currency & Acquisitions		Reported Net Revenues	Less Excise Taxes	Reported Net Revenues excluding Excise Taxes	Reported	Reported excluding Currency	Reported excluding Currency & Acquisitions

$6,833	$4,757	$2,076	$(121)	$2,197	$6	$2,191	European Union	$7,048	$4,909	$2,139	(2.9)%	2.7%	2.4%
5,581	3,385	2,196	(284)	2,480	1	2,479	EEMA	5,349	3,092	2,257	(2.7)%	9.9%	9.8%
4,740	2,737	2,003	(161)	2,164	—	2,164	Asia	5,211	2,735	2,476	(19.1)%	(12.6)%	(12.6)%
2,787	1,865	922	(115)	1,037	—	1,037	Latin America & Canada	2,782	1,865	917	0.5%	13.1%	13.1%

$19,941	$12,744	$7,197	$(681)	$7,878	$7	$7,871	PMI Total	$20,390	$12,601	$7,789	(7.6)%	1.1%	1.1%

2014								2013			% Change in Reported Operating Companies Income
Reported Operating Companies Income			Less Currency	Reported Operating Companies Income excluding Currency	Less Acquisi- tions	Reported Operating Companies Income excluding Currency & Acquisitions				Reported Operating Companies Income	Reported	Reported excluding Currency	Reported excluding Currency & Acquisitions

$852			$(80)	$932	$(1)	$933	European Union			$1,011	(15.7)%	(7.8)%	(7.7)%
903			(243)	1,146	(8)	1,154	EEMA			811	11.3%	41.3%	42.3%
573			(112)	685	—	685	Asia			1,055	(45.7)%	(35.1)%	(35.1)%
296			(59)	355	(1)	356	Latin America & Canada			358	(17.3)%	(0.8)%	(0.6)%

$2,624			$(494)	$3,118	$(10)	$3,128	PMI Total			$3,235	(18.9)%	(3.6)%	(3.3)%

													Schedule 11
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Reported Operating Companies Income to Adjusted Operating Companies Income &
Reconciliation of Adjusted Operating Companies Income Margin, excluding Currency and Acquisitions
For the Quarters Ended December 31,
($ in millions)
(Unaudited)

2014								2013			% Change in Adjusted Operating Companies Income
Reported Operating Companies Income	Less Asset Impairment & Exit Costs	Adjusted Operating Companies Income	Less Currency	Adjusted Operating Companies Income excluding Currency	Less Acquisi- tions	Adjusted Operating Companies Income excluding Currency & Acquisitions		Reported Operating Companies Income	Less Asset Impairment & Exit Costs	Adjusted Operating Companies Income	Adjusted	Adjusted excluding Currency	Adjusted excluding Currency & Acquisitions

$852	$(18)	$870	$(80)	$950	$(1)	$951	European Union	$1,011	$(13)	$1,024	(15.0)%	(7.2)%	(7.1)%
903	(2)	905	(243)	1,148	(8)	1,156	EEMA	811	(264)	1,075	(15.8)%	6.8%	7.5%
573	(11)	584	(112)	696	—	696	Asia	1,055	(19)	1,074	(45.6)%	(35.2)%	(35.2)%
296	(1)	297	(59)	356	(1)	357	Latin America & Canada	358	(5)	363	(18.2)%	(1.9)%	(1.7)%

$2,624	$(32)	$2,656	$(494)	$3,150	$(10)	$3,160	PMI Total	$3,235	$(301)	$3,536	(24.9)%	(10.9)%	(10.6)%

2014								2013				% Points Change
Adjusted Operating Companies Income excluding Currency	Net Revenues excluding Excise Taxes & Currency(1)	Adjusted Operating Companies Income Margin excluding Currency		Adjusted Operating Companies Income excluding Currency & Acquisitions	Net Revenues excluding Excise Taxes, Currency & Acquisitions(1)	Adjusted Operating Companies Income Margin excluding Currency & Acquisitions		Adjusted Operating Companies Income	Net Revenues excluding Excise Taxes(1)	Adjusted Operating Companies Income Margin		Adjusted Operating Companies Income Margin excluding Currency	Adjusted Operating Companies Income Margin excluding Currency & Acquisitions

$950	$2,197	43.2%		$951	$2,191	43.4%	European Union	$1,024	$2,139	47.9%		(4.7)	(4.5)
1,148	2,480	46.3%		1,156	2,479	46.6%	EEMA	1,075	2,257	47.6%		(1.3)	(1.0)
696	2,164	32.2%		696	2,164	32.2%	Asia	1,074	2,476	43.4%		(11.2)	(11.2)
356	1,037	34.3%		357	1,037	34.4%	Latin America & Canada	363	917	39.6%		(5.3)	(5.2)

$3,150	$7,878	40.0%		$3,160	$7,871	40.1%	PMI Total	$3,536	$7,789	45.4%		(5.4)	(5.3)

(1) For the calculation of net revenues excluding excise taxes, currency and acquisitions, refer to Schedule 10.

			Schedule 12
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Reported Diluted EPS to Adjusted Diluted EPS and Adjusted Diluted EPS, excluding Currency
For the Quarters Ended December 31,
(Unaudited)

	2014	2013	% Change

Reported Diluted EPS	$1.03	$1.24	(16.9)%

Adjustments:
Asset impairment and exit costs	—	0.12
Tax items	—	0.01

Adjusted Diluted EPS	$1.03	$1.37	(24.8)%

Less:
Currency impact	(0.28)

Adjusted Diluted EPS, excluding Currency	$1.31	$1.37	(4.4)%

				Schedule 13
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Reported Diluted EPS to Reported Diluted EPS, excluding Currency
For the Quarters Ended December 31,
(Unaudited)

	2014	2013	% Change

Reported Diluted EPS	$1.03	$1.24	(16.9)%

Less:
Currency impact	(0.28)

Reported Diluted EPS, excluding Currency	$1.31	$1.24	5.6%

													Schedule 14
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Reconciliation of Non-GAAP Measures
Adjustments for the Impact of Currency and Acquisitions
For the Years Ended December 31,
($ in millions)
(Unaudited)

2014								2013			% Change in Reported Net Revenues excluding Excise Taxes
Reported Net Revenues	Less Excise Taxes	Reported Net Revenues excluding Excise Taxes	Less Currency	Reported Net Revenues excluding Excise Taxes & Currency	Less Acquisi- tions	Reported Net Revenues excluding Excise Taxes, Currency & Acquisitions		Reported Net Revenues	Less Excise Taxes	Reported Net Revenues excluding Excise Taxes	Reported	Reported excluding Currency	Reported excluding Currency & Acquisitions
$29,058	$20,219	$8,839	$122	$8,717	$11	$8,706	European Union	$28,303	$19,707	$8,596	2.8%	1.4%	1.3%
21,928	13,006	8,922	(761)	9,683	1	9,682	EEMA	20,695	11,929	8,766	1.8%	10.5%	10.4%
19,255	10,527	8,728	(1,022)	9,750	—	9,750	Asia	20,987	10,486	10,501	(16.9)%	(7.2)%	(7.2)%
9,865	6,587	3,278	(431)	3,709	1	3,708	Latin America & Canada	10,044	6,690	3,354	(2.3)%	10.6%	10.6%

$80,106	$50,339	$29,767	$(2,092)	$31,859	$13	$31,846	PMI Total	$80,029	$48,812	$31,217	(4.6)%	2.1%	2.0%

2014								2013			% Change in Reported Operating Companies Income
Reported Operating Companies Income			Less Currency	Reported Operating Companies Income excluding Currency	Less Acquisi- tions	Reported Operating Companies Income excluding Currency & Acquisitions				Reported Operating Companies Income	Reported	Reported excluding Currency	Reported excluding Currency & Acquisitions

$3,727			$37	$3,690	$(1)	$3,691	European Union			$4,238	(12.1)%	(12.9)%	(12.9)%
4,121			(611)	4,732	(8)	4,740	EEMA			3,779	9.1%	25.2%	25.4%
3,187			(656)	3,843	—	3,843	Asia			4,622	(31.0)%	(16.9)%	(16.9)%
1,030			(243)	1,273	(1)	1,274	Latin America & Canada			1,134	(9.2)%	12.3%	12.3%

$12,065			$(1,473)	$13,538	$(10)	$13,548	PMI Total			$13,773	(12.4)%	(1.7)%	(1.6)%

													Schedule 15
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Reported Operating Companies Income to Adjusted Operating Companies Income &
Reconciliation of Adjusted Operating Companies Income Margin, excluding Currency and Acquisitions
For the Years Ended December 31,
($ in millions)
(Unaudited)

2014								2013			% Change in Adjusted Operating Companies Income
Reported Operating Companies Income	Less Asset Impairment & Exit Costs	Adjusted Operating Companies Income	Less Currency	Adjusted Operating Companies Income excluding Currency	Less Acquisi- tions	Adjusted Operating Companies Income excluding Currency & Acquisitions		Reported Operating Companies Income	Less Asset Impairment & Exit Costs	Adjusted Operating Companies Income	Adjusted	Adjusted excluding Currency	Adjusted excluding Currency & Acquisitions

$3,727	$(490)	$4,217	$37	$4,180	$(1)	$4,181	European Union	$4,238	$(13)	$4,251	(0.8)%	(1.7)%	(1.6)%
4,121	(2)	4,123	(611)	4,734	(8)	4,742	EEMA	3,779	(264)	4,043	2.0%	17.1%	17.3%
3,187	(35)	3,222	(656)	3,878	—	3,878	Asia	4,622	(27)	4,649	(30.7)%	(16.6)%	(16.6)%
1,030	(8)	1,038	(243)	1,281	(1)	1,282	Latin America & Canada	1,134	(5)	1,139	(8.9)%	12.5%	12.6%

$12,065	$(535)	$12,600	$(1,473)	$14,073	$(10)	$14,083	PMI Total	$13,773	$(309)	$14,082	(10.5)%	(0.1)%	—%

2014								2013				% Points Change
Adjusted Operating Companies Income excluding Currency	Net Revenues excluding Excise Taxes & Currency(1)	Adjusted Operating Companies Income Margin excluding Currency		Adjusted Operating Companies Income excluding Currency & Acquisitions	Net Revenues excluding Excise Taxes, Currency & Acquisitions(1)	Adjusted Operating Companies Income Margin excluding Currency & Acquisitions		Adjusted Operating Companies Income	Net Revenues excluding Excise Taxes(1)	Adjusted Operating Companies Income Margin		Adjusted Operating Companies Income Margin excluding Currency	Adjusted Operating Companies Income Margin excluding Currency & Acquisitions

$4,180	$8,717	48.0%		$4,181	$8,706	48.0%	European Union	$4,251	$8,596	49.5%		(1.5)	(1.5)
4,734	9,683	48.9%		4,742	9,682	49.0%	EEMA	4,043	8,766	46.1%		2.8	2.9
3,878	9,750	39.8%		3,878	9,750	39.8%	Asia	4,649	10,501	44.3%		(4.5)	(4.5)
1,281	3,709	34.5%		1,282	3,708	34.6%	Latin America & Canada	1,139	3,354	34.0%		0.5	0.6

$14,073	$31,859	44.2%		$14,083	$31,846	44.2%	PMI Total	$14,082	$31,217	45.1%		(0.9)	(0.9)

(1) For the calculation of net revenues excluding excise taxes, currency and acquisitions, refer to Schedule 14.

			Schedule 16
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Reported Diluted EPS to Adjusted Diluted EPS and Adjusted Diluted EPS, excluding Currency
For the Years Ended December 31,
(Unaudited)

	2014	2013	% Change

Reported Diluted EPS	$4.76	$5.26	(9.5)%

Adjustments:
Asset impairment and exit costs	0.26	0.12
Tax items	—	0.02

Adjusted Diluted EPS	$5.02	$5.40	(7.0)%

Less:
Currency impact	(0.80)

Adjusted Diluted EPS, excluding Currency	$5.82	$5.40	7.8%

				Schedule 17
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Reported Diluted EPS to Reported Diluted EPS, excluding Currency
For the Years Ended December 31,
(Unaudited)

	2014	2013	% Change

Reported Diluted EPS	$4.76	$5.26	(9.5)%

Less:
Currency impact	(0.80)

Reported Diluted EPS, excluding Currency	$5.56	$5.26	5.7%

		Schedule 18
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Reconciliation of Non-GAAP Measures
Calculation of Total Debt to Adjusted EBITDA and Net Debt to Adjusted EBITDA Ratios
($ in millions, except ratios)
(Unaudited)

	For the Year Ended	For the Year Ended
	December 31,	December 31,
	2014	2013

Earnings before income taxes	$10,650	$12,542
Interest expense, net	1,052	973
Depreciation and amortization	889	882
Extraordinary, unusual or non-recurring expenses, net (1)	535	309
Adjusted EBITDA	$13,126	$14,706

	December 31,	December 31,
	2014	2013

Short-term borrowings	$1,208	$2,400
Current portion of long-term debt	1,318	1,255
Long-term debt	26,929	24,023
Total Debt	$29,455	$27,678
Less: Cash and cash equivalents	1,682	2,154
Net Debt	$27,773	$25,524

Ratios
Total Debt to Adjusted EBITDA	2.24	1.88
Net Debt to Adjusted EBITDA	2.12	1.74

(1) Asset Impairment and Exit Costs at Operating Income level.

						Schedule 19
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Operating Cash Flow to Free Cash Flow and Free Cash Flow, excluding Currency
Reconciliation of Operating Cash Flow to Operating Cash Flow, excluding Currency
For the Quarters and Years Ended December 31,
($ in millions)
(Unaudited)

	For the Quarters Ended			For the Years Ended
	December 31,			December 31,
	2014	2013	% Change	2014	2013	% Change

Net cash provided by operating activities(a)	$1,354	$2,320	(41.6)%	$7,739	$10,135	(23.6)%

Less:
Capital expenditures	349	379		1,153	1,200

Free cash flow	$1,005	$1,941	(48.2)%	$6,586	$8,935	(26.3)%

Less:
Currency impact	(267)			(1,639)

Free cash flow, excluding currency	$1,272	$1,941	(34.5)%	$8,225	$8,935	(7.9)%

	For the Quarters Ended			For the Years Ended
	December 31,			December 31,
	2014	2013	% Change	2014	2013	% Change

Net cash provided by operating activities(a)	$1,354	$2,320	(41.6)%	$7,739	$10,135	(23.6)%

Less:
Currency impact	(307)			(1,719)
Net cash provided by operating activities, excluding currency	$1,661	$2,320	(28.4)%	$9,458	$10,135	(6.7)%

(a) Operating cash flow.